EXHIBIT 16.1

July 2, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F, Street NE.

Washington, DC 20549-7561

Ladies and Gentlemen:

Re: MS Young Adventure Enterprise, Inc. Commission File No. 000-55738

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated July 2, 2020 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

ZH CPA, LLC